Exhibit 10.12

EXECUTION COPY

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (the “Agreement”), dated as of May 14, 2004, is made by and among RV ACQUISITION INC., a Delaware corporation (the “Company”), BRUCKMANN, ROSSER, SHERRILL & CO. II, L.P., a Delaware limited partnership (“BRS”), DONALD W. WALLACE (“Wallace”), any person who executes a joinder to this Agreement in the form of Exhibit 1 attached hereto after the date hereof, and ALLIANCE HOLDINGS, INC. (the “Existing Stockholders”).  BRS, each of the Executives, each of the Existing Stockholders and their respective Permitted Transferees (as defined below) are individually referred to herein as a “Stockholder” and together as the “Stockholders”.  Capitalized terms used but not otherwise defined herein shall have the meaning set forth in Section 1 hereof.

WHEREAS, BRS has acquired Stockholder Shares pursuant to that certain BRS Purchase Agreement by and between the Company and BRS, dated as of the date hereof (as amended, restated or modified from time to time, the “Purchase Agreement”);

WHEREAS, Wallace and each Existing Stockholder has acquired Stockholder Shares pursuant to that certain Contribution Agreement by and among the Company, BRS, Wallace and the Existing Stockholders, dated as of the date hereof (as amended, restated or modified from time to time, the “Seller Contribution Agreement”); and

WHEREAS, Wallace has acquired Stockholders Shares pursuant to that certain Wallace Contribution Agreement by and among the Company, BRS and Wallace, dated as of the date hereof (as amended, restated or modified from time to time, the “Wallace Contribution Agreement”); and

WHEREAS, the Rollover Shares are held by the escrow agent under the Escrow Agreement by and among Wallace, the Existing Stockholders, the Company, Lazy Days and other parties thereto, dated as of the date hereof (as amended, restated or modified from time to time, the “Escrow Agreement”); and

WHEREAS, the Company and the Stockholders desire to enter into this Agreement for the purposes, among others, of (i) establishing the composition of the board of directors of the Company (the “Board”), (ii) assuring the continuity in the management and ownership of the Company and (iii) limiting the manner and terms by which the Stockholder Shares may be transferred.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.             Definitions.  As used herein, the following terms shall have the following meanings:

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Approved Sale” means a Sale of the Company approved by the Board and the holders of a majority of the BRS Shares that constitute Common Stock, pursuant to which all holders of Stockholder Shares receive with respect thereto (whether in such transaction or, with respect to an asset sale, upon a subsequent liquidation) the same form and amount of consideration per share of each class of Stockholder Shares or, if any holders are given an option as to the form and amount of consideration to be received, all holders are given the same option.

“BRS Shares” means any share of Common Stock or Preferred Stock now held or hereafter acquired by BRS, its Affiliates and their respective Permitted Transferees.  As to any particular share constituting a BRS Share, such share will cease to be a BRS Share when it has been sold in a Public Sale.

“Common Stock” means, collectively, (i) the Company’s common stock, par value $0.01 per share, (ii) any other class of common stock of the Company, and (iii) any capital stock of the Company issued or issuable with respect to the securities referred to in clauses (i) or (ii) above whether by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Employment Agreements” means the certain Employment Agreements, dated as of or after the date hereof, by and between Lazy Days and certain Executives, as amended, restated or modified from time to time.

“Escrow Period” means the later of (i) the date that is twenty four (24) months following the date of the filing of the final Form 5500 Annual Report relating to the Employee Stock Ownership Plan and Trust for the Employees of Lazy Days and (ii) the date of the termination of the Escrow Agreement.

“Executives” means Wallace and each of the executives of Lazy Days’ R.V. Center, Inc., a Florida corporation (“Lazy Days”) who executes a joinder to this Agreement in the form of Exhibit 1 attached hereto after the date hereof.

“Executive Shares” means any shares of Common Stock or Preferred Stock now held or hereafter acquired by the Executives and their respective Permitted Transferees, other than the Rollover Shares.  As to any particular share constituting an Executive Share, such share will cease to be an Executive Share when it has been sold in a Public Sale.

“Family Group” means, with respect to any natural person, such person’s spouse, siblings, ancestors and descendants (whether natural or adopted) and any trust or other entity (including a corporation, partnership or limited liability company) formed solely for the benefit of such person and/or such person’s spouse, siblings, their respective ancestors and/or descendants (whether natural or adopted), and upon such person’s death, the personal representative of such person for purposes of administration of such person’s estate, such person’s heirs, legatees and distributes (whether individuals, trusts or business entities) whether or not such recipients are such person’s spouse, siblings, their respective ancestors and/or descendants (whether natural or adopted), or upon such person’s incompetency for purposes of the protection and management of the assets of such person, the personal representative of such person.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, (i) does not own in excess of 5% of the Common Stock, on a fully diluted basis, (ii) is not an Affiliate of any such 5% owner of the Common Stock, on a fully diluted basis, or (iii) is not a member of the Family Group of any such 5% owner of the Common Stock, on a fully diluted basis.

“Junior Securities” means Common Stock and any capital stock or other equity securities of the Company, except for the Series A Preferred Stock of the Company or any other class or series of the Company’s capital stock which pursuant to its express terms is senior to or pari passu with the Series A Preferred Stock of the Company with respect to preference and priority on dividends, redemptions and liquidations.

“Option Agreements” means those certain Option Agreements, dated as of or after the date hereof, by and between the Company and certain Executives, as amended, restated or modified from time to time.

“Permitted Transferees” has the meaning set forth in Section 4(d).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Preferred Stock” means (i) the Company’s Series A Preferred Stock, par value $0.01 per share, (ii) any other class of preferred stock of the Company, and (iii) any capital stock of the Company issued or issuable with respect to the securities referred to in clauses (i) or (ii) above whether by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Public Offering” means an initial public offering of shares of Common Stock registered under the Securities Act.

“Public Sale” means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or, after a Public Offering, to the public effected through a broker, dealer or market maker pursuant to the provisions of Rule 144 or Rule 144A (if such rule is available) under the Securities Act (or any similar rule or rules then in effect).

“Qualified Public Offering” means the sale, in an underwritten public offering registered under the Securities Act, of shares of Common Stock, resulting in aggregate net proceeds to the Company of at least $50.0 million.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among the Company and the parties thereto, as amended, restated or modified from time to time.

“Rollover Shares” means any shares of Preferred Stock acquired by Wallace and the Existing Stockholders pursuant to the Seller Contribution Agreement.  The Rollover Shares are subject to certain indemnification obligations pursuant to the Stock Purchase Agreement by and among the Company, Wallace, Existing Stockholders, Lazy Days and the other parties thereto, dated as of April 27, 2004.  As to any particular share constituting a Rollover Share, such share will cease to be a Rollover Share when it has been sold in a Public Sale.

“Sale of the Company” means any transaction, including in one or more series of related transactions (other than pursuant to a Public Offering) involving the Company and an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) equity securities of the Company constituting a majority of the shares of voting securities entitled to vote generally in the election of the Board (whether by merger, consolidation, sale or transfer of any or all of the Company’s outstanding capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stockholder Shares” means any Common Stock or Preferred Stock issued to or acquired by the Stockholders on or after the date hereof.  As to any particular shares constituting Stockholder Shares, such shares will cease to be Stockholder Shares when they have been sold in a Public Sale.  For purposes of this Agreement, a Person will be deemed to be a holder of Stockholder Shares whenever such Person has the right to acquire directly or indirectly such Stockholder Shares (upon conversion or exercise (without duplication) in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director, managing member, manager or a general partner of such partnership, limited liability company, association or other business entity.

“Transfer” means any sale, transfer, assignment, pledge, hypothecation or other disposal.

“$” means United States Dollars.

2.                                       The Board of Directors.

(a)                                  Until the provisions of this Section 2 cease to be effective pursuant to Section 2(d), each Stockholder shall vote all voting securities of the Company over which such Stockholder has voting control, and shall take all other necessary or desirable actions within such Stockholder’s control (whether in such Stockholder’s capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in Person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings); provided, that with respect to a director, nothing herein shall be construed as requiring such director to breach any fiduciary duty under applicable law, and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings), so that:

(i)                                     the Board shall initially be comprised of five (5) directors;

(ii)                                  the following persons will be elected to the Board:

(A)                              the then duly elected and acting chief executive officer and president of the Company (initially will be Wallace);

(B)                                three (3) representatives designated by the holders of the majority of BRS Shares (initially will be Stephen C. Sherrill, Thomas J. Baldwin and J. Rice Edmonds); and

(C)                                one (1) representative selected by BRS and approved by the holders of a majority of the Common Stock, which representative shall not be an Affiliate of BRS or the Executives (initially will be Charles Macaluso);

(iii)                               at all times, the composition of the board of directors of each of the Company’s Subsidiaries (a “Sub Board”) shall be the same as that of the Board;

(iv)                              any committees of the Board or a Sub Board may be created only upon approval of a majority of the members of the Board;

(v)                                 any director shall be removed from the Board, a Sub Board or any committee thereof (with or without cause) at the written request of the Stockholder or Stockholders which have the right to designate such a director hereunder, but only upon such written request and under no other circumstances (in each case, determined on the basis of a vote or consent of the relevant Stockholder(s)); provided, that the holders of a majority of the Stockholder Shares may remove any director for cause but a replacement director may only be designated by the Stockholders which have the right to designate such director hereunder; and

(vi)                              in the event that any representative designated hereunder for any reason ceases to serve as a member of the Board or a Sub Board or any committee thereof during such representative’s term of office, the resulting vacancy on the Board or such Sub Board or committee shall be filled by a representative designated by the Stockholders which have the right to designate the director who ceases to serve.

(b)                                 The Company shall pay the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the Board or any Sub Board and any committee thereof.

(c)                                  In the event that any provision of the Company’s bylaws or certificate of incorporation is inconsistent with any provision of this Section 2, the Stockholders shall take such action as may be necessary to amend any such provision in the Company’s bylaws or certificate of incorporation to remedy such inconsistency.

(d)                                 The size of the Board may be increased upon the approval of a majority of the members of the Board.

(e)                                  The provisions of this Section 2 shall terminate automatically and be of no further force and effect upon the occurrence of a Qualified Public Offering.

3.                                       Representations and Warranties.  Each Stockholder represents and warrants that (a) effective as of the date hereof such Stockholder is the record owner of the number of Stockholder Shares set forth opposite its name on Schedule A attached hereto (assuming all such shares and options therefor have become fully vested), (b) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in law or equity), and (c) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.  No holder of Stockholder Shares shall grant any such proxy or become party to any such voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

4.                                       Restrictions on Transfer.  No Executive or his or her Permitted Transferee(s) may Transfer any Executive Shares at any time except for Transfers (i) pursuant to Section 4(a) as an Other Stockholder (as defined below), (ii) to such Executive’s direct or indirect Permitted Transferees, in accordance with Section 4(d), (iii) as part of a repurchase of such Executive’s Stockholder Shares pursuant to the applicable Employment Agreement or Option Agreement, if any, (iv) pursuant to Section 5, and (v) by Wallace, following the date that is eighteen (18) months following the date hereof pursuant to Section 4(c).  In addition, no Stockholder or such Stockholder’s Permitted Transferees may Transfer any Stockholder Shares except in accordance with Sections 4, 5 and 7.

(a)                                  Tag Along Rights.  Subject to Sections 4(d) and 4(e), at least 45 days prior to any Transfer by BRS of any BRS Shares, BRS shall deliver a written notice (the “Sale Notice”) to the Company and the other Stockholders (“Other Stockholders”), specifying in reasonable detail the identity of the prospective Transferee(s), the number of BRS Shares to be so Transferred and the terms and conditions of the Transfer; provided, that this Section 4(a) shall not apply to any Transfer made pursuant to Section 5 or a Qualified Public Offering.  The Other Stockholders may elect to participate in the contemplated Transfer by delivering written notice to BRS within 15 business days after delivery of the Sale Notice.  If any Other Stockholder has elected to participate in such Transfer, BRS and such Other Stockholders shall be entitled to sell in the contemplated Transfer, at the same price and on the same terms, including, if more than one type of securities are Transferred, the same proportionate mix of such securities, a number of Stockholders Shares (i) with respect of Common Stock equal to the product of (A) the quotient determined by dividing (I) the number of shares of Common Stock owned by such Stockholder by (II) the aggregate number of shares of Common Stock owned by BRS and the Other Stockholders participating in such Transfer, and (B) the aggregate number of shares of Common Stock to be sold in the contemplated Transfer and (ii) with respect to Preferred Stock equal to the product of (A) the quotient determined by dividing (I) the number of shares of Preferred Stock owned by such Stockholder by (II) the aggregate number of shares of Preferred Stock owned by BRS and the Other Stockholders participating in such Transfer and (B) the aggregate number of shares of Preferred Stock to be sold in the contemplated Transfer; provided, that with respect to any Transfer prior to the end of the Escrow Period any proceeds received in any Transfer in respect of the Rollover Shares shall be deposited with the escrow agent under the Escrow Agreement, and shall be held pursuant to the terms of the Escrow Agreement for the Escrow Period.  Each Stockholder transferring Stockholder Shares pursuant to this Section 4(a) shall pay its pro rata share (based on the relative amounts of proceeds received as a result of such Transfer) of the expenses incurred by the Stockholders in connection with such Transfer.

(b)                                 Rollover Shares.  Holders of the Rollover Shares may Transfer the Rollover Shares following the Escrow Period; provided, that the restrictions contained in this Section 4 (and the Transfers permitted under this Section 4(b) by subsequent holders of Rollover Shares) shall continue to be applicable to such Rollover Shares after any such Transfer and the transferees of such Rollover Shares shall have agreed in writing to be bound by the provisions of this Agreement which affect the Rollover Shares so Transferred by executing a joinder in substantially the form attached hereto as Exhibit 1.

(c)                                  Right of First Refusal.  Following the date that is eighteen (18) months following the date hereof, subject to Sections 4(d) and 4(e), in the event Wallace receives a bona fide written offer for any or all of the Executive Shares that sets forth the price and other terms and conditions of a proposed purchase of such shares, Wallace shall deliver a written notice at least 30 days prior to any Transfer by Wallace of any Executive Shares to the Company and BRS (the “Wallace Sale Notice”).  The Wallace Sale Notice shall include a copy of such written offer and shall disclose in reasonable detail the identity, background and ownership (if applicable) of the prospective transferee(s) and the number of shares to be Transferred, and the Wallace Sale Notice shall constitute a binding offer to sell the subject shares on such terms and conditions.  Wallace shall not consummate any Transfer until 40 days after the Wallace Sale Notice has been given to the Company and BRS, unless the parties to the Transfer have been finally determined pursuant to this Section 4(c) prior to the expiration of such 40-day period (the date of the first to occur of such events is referred to herein as the “Authorization Date”).  The Company may elect to purchase all (but not less than all) of the Executive Shares to be Transferred by Wallace upon the same terms and conditions as those set forth in the Wallace Sale Notice by delivering a written notice of such election to Wallace and BRS within 20 days after the Wallace Sale Notice has been delivered to the Company.  If the Company has not elected to purchase all of the Executive Stock to be Transferred by Wallace, BRS may elect to purchase all (but not less than all) of the Executive Stock to be Transferred by Wallace upon the same terms and conditions as those set forth in the Wallace Sale Notice by delivering written notice of such election to Wallace within 30 days after the Wallace Sale Notice has been given to BRS.  If neither the Company nor BRS elect to purchase all of the shares of Executive Stock specified in the Wallace Sale Notice, Wallace may Transfer the shares of Executive Stock specified in the Wallace Sale Notice at a price and on terms no more favorable to the transferee(s) thereof than specified in the Wallace Sale Notice during the 120-day period immediately following the Authorization Date; provided, that the restrictions contained in this Section 4 shall continue to be applicable to such Executive Shares after any such Transfer; provided further, that the transferees of such Executive Shares shall have agreed in writing to be bound by the provisions of this Agreement which affect the Executive Shares so Transferred by executing (x) a joinder in substantially the form attached hereto as Exhibit 1 and (y) a joinder to Wallace’s Employment Agreement or Option Agreement with respect to the Company’s repurchase rights under Section 2 of the Employment Agreement upon termination of the employment of Wallace, if applicable.  Any shares of Executive Stock not Transferred within such 120-day period shall again become subject to the provisions of this Section 4(c).  If the Company or BRS have elected to purchase shares of Executive Stock hereunder, the Transfer of such shares shall be consummated as soon as practical after the delivery of the election notice(s) to Wallace, but in any event within 30 days after the Authorization Date.

(d)                                 Permitted Transfers.  The restrictions contained in this Section 4 shall not apply with respect to any Transfer of Stockholder Shares by any Stockholder (i) in the case of an individual Stockholder and his or her Permitted Transferees, pursuant to applicable laws of descent and distribution, or any charitable organization, foundation, trust or other entity for the benefit of one or more charitable organizations (provided, that, unless otherwise agreed to by the Company, any such charitable organization , foundation or trust has granted the voting rights to, and shall deposit such Stockholder Shares to be held in escrow by, a person designated by the Company), or to any member of such Stockholder’s Family Group, (ii) in the case of BRS and its Permitted Transferees, (A) to any of its Affiliates, (B) to members or employees of BRSE, LLC and to any members of the Family Group of any such individual, (C) to any employee, prospective employee, director or prospective director of the Company or any Subsidiary of the Company or (D) to Bruckmann, Rosser, Sherrill & Co., L.L.C. (the “Manager”), to any stockholders or employees of the Manager and to any members of the Family Group of any such individual, (iii) in the case of a Stockholder that is not a natural person (other than BRS), to its Affiliates, (iv) pursuant to the Wallace Call Right as defined and set forth in Article IV of the Agreement Among Sellers, by and among Wallace, the Existing Stockholders and the other parties thereto, dated as of April 27, 2004, and (v) pro rata to all other Stockholders based on the ownership of the Stockholder Shares of the same class as the Stockholder Shares being Transferred; provided, that the restrictions contained in this Section 4 shall continue to be applicable to such Stockholder Shares after any such Transfer; provided further, that the transferees of such Stockholder Shares shall have agreed in writing to be bound by the provisions of this Agreement which affect the Stockholder Shares so Transferred by executing (x) a joinder in substantially the form attached hereto as Exhibit 1 and (y) with respect to any such transferee of any Executive, a joinder to such Executive’s Employment Agreement or Option Agreement with respect to the Company’s repurchase rights under the applicable section of the Employment Agreement or of the Option Agreement upon termination of the employment of the Executive.  All direct and indirect transferees permitted under this Section 4(d) are collectively referred to herein as “Permitted Transferees.”

(e)                                  Termination of Restrictions.  The restrictions set forth in this Section 4 shall continue with respect to each Stockholder Share until the earlier of (i) the Transfer of such Stockholder Share in a Public Sale or an Approved Sale, or (ii) the consummation of a Qualified Public Offering.

5.                                       Sale of the Company.

(a)                                  Subject to the rights of Wallace set forth in Section 5(b), following the approval of an Approved Sale in accordance with the terms hereof, each Stockholder will (x) consent to and raise no objections against the Approved Sale or the process pursuant to which the Approved Sale was arranged, (y) waive any dissenter’s rights and other similar rights, and (z) if the Approved Sale is structured as a sale of stock, each Stockholder will agree to sell its Stockholder Shares on the terms and conditions of the Approved Sale.  Each Stockholder will take all necessary and desirable actions, in its, his or her capacity as a stockholder of the Company, as directed by the Board in connection with the consummation of any Approved Sale, including without limitation executing the applicable purchase agreement and granting identical indemnification rights (whether directly to the buyer of the Stockholder Shares or pursuant to the provisions of a contribution agreement); provided, that each Stockholder’s indemnification obligations shall not exceed the aggregate amount of proceeds received by such Stockholder in such Approved Sale; provided further, that no proceeds of such Approved Sale shall be distributed in respect of any Junior Securities unless each share of Series A Preferred Stock of the Company shall receive proceeds at least equal to the Liquidation Value (as defined in the Company’s certificate of incorporation) of such share plus all accrued, accumulated and unpaid dividends thereon.  If the proceeds of such Approved Sale payable in respect of Series A Preferred Stock of the Company are insufficient to pay each share of Series A Preferred Stock of the Company the Liquidation Value (as defined in the Company’s certificate of incorporation) of such share plus all accrued, accumulated and unpaid dividends thereon, such proceeds shall be distributed ratably among the holders of the Series A Preferred Stock of the Company based upon the aggregate Liquidation Value (as defined in the Company’s certificate of incorporation) of such shares (plus all accrued, accumulated and unpaid dividends thereon) held by each such holder.

(b)                                 If the Approved Sale is structured as a sale of stock, the Company shall deliver to Wallace at least 30 days’ prior written notice of the Approved Sale (the “Approved Sale Notice”).  Wallace shall have the right to sell, by delivering written notice to the Company within 15 days after receipt of the Approved Sale Notice, all of his shares of Series A Preferred Stock of the Company to the party acquiring equity securities of the Company pursuant to such Approved Sale for cash in an amount per share equal to the lesser of (i) the consideration per share to be received for each share of Series A Preferred Stock of the Company by other holders of Series A Preferred Stock of the Company in such Approved Sale and (ii) the Liquidation Value (as defined in the Company’s certificate of incorporation) of such share (plus all accrued, accumulated and unpaid dividends thereon).

(c)                                  If the Company or the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) under the Securities Act may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Stockholders will, at the request of the Company, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the Company.  If any Stockholder appoints a purchaser representative designated by the Company, the Company will pay the fees of such purchaser representative.

(d)                                 All Stockholders will bear their pro rata share (based upon the relative amounts of proceeds received in such Approved Sale) of the reasonable costs of any sale of Stockholder Shares pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all selling Stockholders and are not otherwise paid by the Company or the acquiring party

(e)                                  This Section 5 shall automatically terminate upon a Qualified Public Offering.

6.                                       Legend.  In addition to any legend required by any other document, each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the transfer of any Stockholder Shares (if such shares remain Stockholder Shares as defined herein after such transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON MAY 14, 2004, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN A STOCKHOLDERS AGREEMENT DATED AS OF MAY 14, 2004 BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND THE COMPANY’S STOCKHOLDERS, AS SUCH AGREEMENT MAY BE AMENDED FROM TIME TO TIME.  A COPY OF SUCH STOCKHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing Stockholder Shares outstanding prior to the date hereof.  The legend set forth above shall be removed from the certificates evidencing any shares which cease to be Stockholder Shares.

7.                                       Transfer of Stockholder Shares.

(a)                                  In connection with the Transfer of any Stockholder Shares other than a Transfer in a Public Sale, the holder thereof shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer, together with an opinion of counsel reasonably acceptable to the Company (which opinion requirement may be waived by the Company) to the effect that such Transfer of Stockholder Shares may be effected without registration of such Stockholder Shares under the Securities Act.  In addition, if the holder of the Stockholder Shares delivers to the Company an opinion of counsel that no subsequent Transfer of such Stockholder Shares shall require registration under the Securities Act, the Company shall promptly upon such contemplated Transfer deliver new certificates for such Stockholder Shares which do not bear the legend set forth in Section 6 above.  If the Company is not required to deliver new certificates for such Stockholder Shares not bearing such legend, the holder thereof shall not Transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained herein, as provided in Section 4(d) above.

(b)                                 Upon the request of a holder of Stockholder Shares, the Company shall promptly supply to such Person or its prospective transferees all information regarding the Company required to be delivered in connection with a Transfer pursuant to Rule 144A (or any similar rule or rules then in effect) of the Securities and Exchange Commission.

(c)                                  Upon the request of any holder of Stockholder Shares, the Company shall remove the legend set forth in Section 6 above from the certificates for such holder’s Stockholder Shares; provided, that such Stockholder Shares are eligible for sale pursuant to Rule 144 (or any similar rule or rules then in effect) of the Securities and Exchange Commission.

(d)                                 Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be null and void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such shares for any purpose.

8.                                       Limited Preemptive Rights.

(a)                                  Except for issuances of shares of Common Stock or Preferred Stock or any securities containing options or rights to acquire any class of Common Stock or Preferred Stock or any securities convertible or exchangeable for Common Stock or Preferred Stock (collectively, “Equity Securities”) (i) issued as a dividend or share split of any Common Stock or Preferred Stock then outstanding or (ii) pursuant to a Public Offering, if the Company authorizes the issuance or sale of any Equity Securities to BRS or any of its Affiliates or Permitted Transferees (other than its Permitted Transferees pursuant to subclause (ii)(C) of Section 4(d)) after the date hereof, the Company shall first offer to sell to each other Stockholder a portion of such Equity Securities equal to the quotient determined by dividing (1) the number of Equity Securities of the applicable class held by such Stockholder by (2) the aggregate number of Equity Securities of the applicable class then held by all Stockholders.  The Company shall give each other Stockholder at least 40 days prior written notice of any proposed issuance, which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance (the

“Issuance Notice”).  Each such Stockholder will be entitled to purchase such Equity Securities at the same price, on the same terms (including, if more than one type of security is issued, the same proportionate mix of such securities), and at the same time as the Equity Securities issued or sold to BRS or any of its Affiliates by delivery of irrevocable written notice to the Company of such election within 30 days after delivery of the Issuance Notice (the “Election Notice”).  If any such Stockholder has elected to purchase any Equity Securities, the sale of such Equity Securities shall be consummated as soon as practical (but in any event within 10 days) after the delivery of the Election Notice.

(b)                                 The rights of the Stockholders under this Section 8 shall terminate upon the consummation of a Qualified Public Offering.

9.                                       Amendment and Waiver.  No modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment or waiver is approved in writing by the Company and the holders of a majority of the shares of Common Stock; provided, that any such modification, amendment or waiver which adversely affects any Stockholder and is prejudicial to such Stockholder relative to all of the other Stockholders shall not be effected without the consent of such Stockholder; provided further, that Sections 2(a)(ii)(A), 2(b), 4, 5, 7(b), 7(c), 8(a), 9 and the definitions of terms used in such Sections shall not be modified, amended or waived, except for any such modification, amendment or waiver which expands the definition of the term “Permitted Transferees,” without the prior consent of the holders of at least 70% of the Rollover Shares.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

10.                                 Severability; Entire Agreement.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  Except as otherwise expressly set forth herein, this Agreement, the Purchase Agreement, the Subscription Agreement, the Seller Contribution Agreement, the Wallace Contribution Agreement, the Option Agreements and the Registration Rights Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

11.                                 Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares (and hold or have received Stockholder Shares in accordance with the terms hereof).

12.                                 Counterparts.  This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

13.                                 Remedies.  The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages caused by any breach of any provision of this Agreement and to exercise all other rights existing in their favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company or any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

14.                                 Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will only be deemed to have been given when delivered personally, sent via a nationally recognized overnight courier, or sent via facsimile to the recipient.  Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

RV Acquisition Inc.
c/o Bruckmann, Rosser, Sherrill & Co., Inc.
126 East 56th Street
New York, NY 10022
Attention:                Thomas J. Baldwin

Facsimile:               (212) 521-3703

Email:                      baldwin@brs.com

with a copy (which shall not constitute notice to the Company) to:

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY  10022
Attention:                Kimberly P. Taylor

Facsimile:               (212) 446-4900

Email:                      ktaylor@kirkland.com

To BRS:

Bruckmann, Rosser, Sherrill & Co., Inc.
126 East 56th Street
New York, NY 10022
Attention:                Thomas J. Baldwin

Facsimile:               (212) 521-3703

Email:                      baldwin@brs.com

with a copy (which shall not constitute notice to BRS) to:

Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, NY  10022
Attention:                Kimberly P. Taylor

Facsimile:               (212) 446-4900

Email:                      ktaylor@kirkland.com

To Wallace:

Donald W. Wallace
6130 Lazy Days Boulevard
Seffner, FL 33584
Facsimile:               (813) 246-4744

with a copy (which shall not constitute notice to Wallace.) to:

Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, FL 33131
Attention:                Ronald Albert, Jr., Esq.

Facsimile:               (305) 789-7799

Email:                      ralbert@hklaw.com

To Alliance Holdings, Inc.:

Alliance Holdings, Inc.
711 York Road, 2nd Floor
Willow Grove, PA 19090
Attention:                David B. Fenkell

Facsimile:               (215) 706-0877

Email:                      fenkell@allianceholdings.com

with a copy (which shall not constitute notice to Alliance Holdings, Inc.) to:

Squires, Sanders & Dempsey L.L.P.
1300 Huntington Center
41 South High Street
Columbus, Ohio 43215-6150
Attention:                Paul Sefcovic, Esq.

Facsimile:               (614) 365-2499

Email:                      psefcovic@ssd.com

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

15.                                 Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

16.                                 Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

17.                                 Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

18.                                 Waiver of Jury Trial.  Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with the Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

19.                                 Jurisdiction.  Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 14, such service to become effective 10 days after such mailing.

20.                                 No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

21.                                 Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed Stockholders Agreement as of the date first above written.

RV ACQUISITION INC.
a Delaware corporation

By:	/s/ Charles Thibault
Name: Charles Thibault
Title: Chief Financial Officer

BRUCKMANN, ROSSER, SHERRILL & CO. II, L.P.

By:	BRSE, LLC
Its General Partner

By:	/s/ Tom Baldwin
Name: Tom Baldwin
Title: Managing Director

EXECUTIVES:

/s/ Donald W. Wallace
Donald W. Wallace

EXISTING STOCKHOLDERS:

ALLIANCE HOLDINGS, INC., a Pennsylvania corporation

By:	/s/ John D. Hollyday
Name:	John D. Hollyday
Title:	Vice President

SCHEDULE A

CAPITALIZATION

(see attached)

EXHIBIT 1

FORM OF JOINDER TO
STOCKHOLDERS AGREEMENT

This JOINDER (the “Joinder”) to the Stockholders Agreement (the “Agreement”), dated as of May       ,2004 by and among RV Acquisition Inc., a Delaware corporation (the “Company”) and certain stockholders of the Company, is made and entered into as of                       by and between the Company and                       (“Holder”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, Holder has acquired certain shares, or options or warrants to acquire certain shares, of capital stock of the Company (“Holder Stock”), and the Agreement and the Company requires Holder, as a holder of such capital stock, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.  Agreement to be Bound.  Holder hereby agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a Stockholder [and an Executive/Existing Stockholder] for all purposes thereof.  In addition, Holder hereby agrees that all Holder Stock shall be deemed [BRS Shares/Executive Shares/Rollover Shares] and Stockholder Shares for all purposes of the Agreement.

2.  Successors and Assigns.  Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of Holder Stock and the respective successors and assigns of each of them, so long as they hold any shares of Holder Stock.

3.  Counterparts.  This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4.  Notices.  For purposes of Section 14 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]
[Address]
[Facsimile Number]

5.  Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

6.  Descriptive Headings.  The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

7.  Waiver of Jury Trial.  Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with the Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

8.  Jurisdiction.  Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceedings may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 4 of this Joinder, such service to become effective 10 days after such mailing.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.

RV ACQUISITION INC.

By:
Name:
Title:

[HOLDER]

By: